Exhibit (d)(2)

SCHEDULE A

Fund	Advisory Fee Rate
iShares AAA CLO Active ETF	0.20%

iShares BBB-B CLO Active ETF	0.45%

iShares Flexible Income Active ETF	0.50%

iShares Global Government Bond USD Hedged Active ETF	0.39%

iShares High Yield Active ETF	First $5 billion $5 billion -$10 billion Greater than $10 billion	0.45% 0.44% 0.42%

iShares High Yield Muni Active ETF	0.39%

iShares Intermediate Muni Income Active ETF	0.40%

iShares Large Cap Deep Buffer ETF	0.50%

iShares Large Cap Moderate Buffer ETF	0.50%

iShares Mortgage-Backed Securities Active ETF	0.25%

iShares Securitized Income Active ETF	First $1 billion $1 billion -$3 billion $3 billion -$5 billion $5 billion -$10 billion Greater than $10 billion	0.40% 0 38% 0.36% 0.35% 0.34%

iShares Short Duration High Yield Muni Active ETF	0.45%

iShares Short-Term California Muni Active ETF	0.25%

iShares Total Return Active ETF	First $1 billion $1 billion - $3 billion $3 billion - $5 billion $5 billion - $10 billion Greater than $10 billion	0.40% 0 38% 0.36% 0.35% 0.34%

Amended July 23, 2025

A-2